EXHIBIT 16.1

For Immediate Release

Press Contacts:
David A. Dodge                Guy Fietz                      David A. Kaminer
NeoMedia Technologies, Inc.   BSD Software/Triton Global     The Kaminer Group
(239) 337-3434                (403) 259-7580                 (914) 684-1934
ddodge@neom.com               gfietz@tritonglobal.ca         dkaminer@kamgrp.com
---------------               ----------------------         -------------------

                 NEOMEDIA COMPLETES ACQUISITION OF BSD SOFTWARE,
          ACCELERATING THE LAUNCH OF ITS TELECOM SERVICES BUSINESS UNIT

FORT MYERS, FLA., MARCH 23, 2006 - NEOMEDIA TECHNOLOGIES, INC. (OTC BB: NEOM) an innovator in market-driven technologies, said today that it has completed the acquisition of BSD Software Inc. (OTC BB: BSDS) and its operating entity, Triton Global Services, accelerating the launch of its NeoMedia Telecom Services business unit.

The acquisition, the fifth closed by NeoMedia since February and its first in the telecom industry, was an all-stock transaction, with BSD shareholders receiving approximately $2.5 million in NeoMedia shares. NeoMedia and BSD/Triton had filed a joint registration/information statement with the Securities and Exchange Commission prior to the closing.

Operating via the Internet from its Calgary, Alberta, Canada headquarters, Triton provides live and automated operator calling services and e-business support, including billing, clearinghouse and information management services, to telecom industry companies. For its fiscal year ending July 31, 2005, BSD reported revenues of $7.4 million and net income of $271,350. Through the first half of fiscal 2006 ended January 31, 2006, it had unaudited revenues of $4.3 million and net income of $9,675.

Last March, BSD Software was named No. 151 in a listing of the Top 300 Tech Firms in Canada - known as the "Branham 300" - in Backbone Magazine, a leading Canadian technology publication.

`EXCITING NEW ERA FOR NEOMEDIA'

Charles T. Jensen, president and CEO of NeoMedia, called the completion of the acquisition of BSD and his company's entrance into the telecommunications industry "an exciting new era for NeoMedia.

"NeoMedia has been anxious to participate in the telecom industry for some time, and first identified BSD as a very attractive candidate who could help accelerate our entrance into the marketplace back in 2004," Mr. Jensen said. "From the outset, we felt there were strong synergies that made this a viable transaction, as BSD and its Triton operating entity do business and have relationships with companies and in market sectors where NeoMedia has, or seeks to build, business and alliances.

"Now, with BSD and Triton as part of our company, we intend to move forward quickly to build on their relationships, in Canada, in the U.S. and overseas."

Mr. Jensen said that Guy Fietz, CEO of BSD Software and president of Triton, will now serve as vice president and general manager of NeoMedia Telecom Services, based at the previous BSD offices in Calgary.

 "We believe that the proven sales and marketing record of BSD/Triton will complement NeoMedia's growing group of companies and products," Mr. Fietz said.



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A $10 BILLION MARKET IN NORTH AMERICA

The marketplace in which Triton specializes - billing for telecom service providers in U.S. and Canada -- is expected to generate $10.2 billion in 2006 (source, Pelorus Group).

"By providing these proven services, and by expanding our offerings through Internet Protocol (IP)-based networks and payment solutions, Triton gained a substantial customer base in late 2005, including some of the world's largest providers of online dating and Web personals services," Mr. Fietz said. "Moving forward, Triton will seek to provide mobile solutions in Canada that leverage the talents and products of other recently-acquired NeoMedia companies in the mobile marketing industry, as well as by providing payment solutions to the NeoMedia group of companies around the world.

ABOUT NEOMEDIA TECHNOLOGIES, INC.

NeoMedia Technologies, Inc. (www.neom.com) is a diversified global company offering leading edge, technologically advanced products and solutions to its clients developed out of market-identified needs. From mobile marketing to telecom to auto rejuvenation, NeoMedia delivers powerful end-to-end solutions for companies and consumers built upon its solid family of patented products and processes, and management experience and expertise.

ABOUT TRITON GLOBAL BUSINESS SERVICES INC.

Triton Global Business Services Inc. (www.tritonglobal.ca) was incorporated in May 2002 and is a leading provider of billing, clearinghouse and information management services to the telecommunications industry. Triton's vision is to continue expanding its "live" and "automated" hospitality services while focusing on making emerging Web-based information and transaction services easier to access and pay for. Triton believes that to be a successful international service provider it must conduct business in the language required by the customer.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.